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BACCHUS LAW GROUP
Corporate & Securities Law

September 18, 2006

Securities and Exchange Commission
100 F Street, North East
Washington, D. C. 20549

Dear Sirs/Mesdames:

Re:	Lexington Energy Services Inc.

Please be advised that, I have reached the following conclusions regarding the above offering:

1.

LEXINGTON ENERGY SERVICES INC. (the "Company") is a duly and legally organized and existing Nevada state corporation, with its registered office located at 502 East John Street, Carson City, Nevada 89706 and its principal place of business located at Suite 1209 – 207 West Hastings Street, Vancouver, British Columbia, Canada V6B 1H7. The Articles of Incorporation and corporate registration fees were submitted to the Office of the Secretary of State of Nevada and filed with the office on March 30, 2005. The Company's existence and form is valid and legal pursuant to the representation above.

2.

The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of common stock at this time. It also has one class of preferred stock. Neither the articles of incorporation, bylaws, and amendments thereto, nor subsequent resolutions change the non- assessable characteristics of the Company's common stock. The 8,963,626 shares of common stock previously issued by the Company to the selling shareholders are in legal form and in compliance with the laws of the State of Nevada, and are legally issued, fully paid and non- assessable. In addition, I am of the opinion that the shares to be sold by the Selling Shareholders pursuant to this Registration Statement, when sold will be validly issued, fully paid and non-assessable shares of the Company's common stock. The common stock to be sold by the Company by direct offering pursuant to this Form SB- 2 Registration Statement is likewise legal under the laws of the State of Nevada and when issued, it will be legally issued, fully paid, and non- assessable shares of the Company's common stock.

3.	The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

4.	By directors’ resolution, the Company has authorized the issuance of up to 5,000,000 shares of common stock.

The Company's Articles of Incorporation presently provide the authority to the Company to issue 100,000,000 shares of Common Stock, $0.0001 par value. Therefore, the Board of Directors’ Resolutions which authorized the issuance for sale of up to 5,000,000 shares of common stock was within the authority of the Company’s directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

I hereby consent to being named in the Form SB-2/A Registration Statement as having rendered the foregoing opinion. I also consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving my consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Yours truly,

BACCHUS LAW GROUP

Per: /s/ Penny Green

Penny O. Green
Barrister, Solicitor & Attorney
Member, Washington State Bar Association
Member, Law Society of BC